Exhibit 99.1

Montpelier Announces Formation of UK Managing General Agent

HAMILTON, Bermuda—(BUSINESS WIRE)—

Montpelier Re Holdings Ltd. (NYSE: MRH) announced today the formation of a new UK Managing General Agent. Paladin Underwriting Agency Limited (“Paladin”), a wholly-owned subsidiary of the Montpelier Group, has been authorised by the Financial Services Authority and has obtained Lloyd’s approved coverholder status.

Paladin will produce business to Montpelier Syndicate 5151 at Lloyd’s and to third party carriers.  The company is structured to attract niche underwriting teams with access to profitable classes of business that Paladin will manage in a cost-effective manner. Initially Paladin will produce Specialist Contractors, Recycling and Crime classes of business.

William (Bill) Adamson has been appointed Managing Director of Paladin. Richard Chattock and Giuseppe Perdoni also join the board as Executive Directors together with Tom Busher and Todd White as Non-Executive Directors.

Montpelier President and Chief Executive Officer, Chris Harris, said,

“The establishment of our own UK based managing general agent is another step forward in the development of our International platform and will provide the Group with access to additional specialty lines of business.”

Montpelier Re Holdings Ltd., through its operating subsidiaries in Bermuda and the U.S. and the UK, is a premier provider of global property and casualty reinsurance and insurance products. Additional information can be found in Montpelier’s public filings with the Securities and Exchange Commission.

Notes for Editors:

Bill Adamson

Bill Adamson was formerly Managing Director of the Electrical Contractors’ Insurance Company Limited, a UK general insurance company focussing on the specialist construction market. He has 30 years of insurance experience, including management roles with ITT London & Edinburgh, Fuji Fire & Marine Group, and FM Global and directorships of several companies. Mr. Adamson is a Chartered Insurer, Chartered Engineer and was a market representative on the ABI GIC Members Forum. He is an honours graduate in Mechanical Engineering from Imperial College, London.

Tom Busher

Tom Busher is Deputy Chairman, Chief Operating Officer and Head of European Operations of Montpelier Re Holdings Ltd. and Chairman of Montpelier Underwriting Agencies Limited. He is a former Director and Company Secretary of the Wellington Underwriting Group. Mr. Busher is a Solicitor and holds a Bachelor of Arts degree in Law from Clare College, Cambridge.

Giuseppe Perdoni (ACA ACII)

Giuseppe Perdoni is a Chartered Accountant and is Managing Director of Montpelier Underwriting Agencies Limited, a Lloyd’s managing agency and a director of other Montpelier Group UK based companies.  Prior to joining the Montpelier Group, Mr. Perdoni was Company Secretary of Advent Capital (Holdings) PLC, an AIM admitted company, and the Director of Advent Underwriting Limited responsible for Compliance, Risk Management and Internal Audit.

Richard Chattock

Richard is Active Underwriter of Montpelier Syndicate 5151 and a director of Montpelier Underwriting Agencies Limited.  He has 24 years of underwriting experience in the industry, embracing appointments with CIGNA, AIG and AXA Re and, latterly, for Cox syndicate at Lloyd’s. Richard joined Montpelier in Bermuda as a senior underwriter at the commencement of the business.  He has an honours degree in Engineering and Mathematics from University of Reading.

Todd White

Todd White joined Montpelier Technical Resources Ltd. in April 2008 as Senior Vice President of Corporate Strategy, with primary responsibility for tax, capital and structural aspects of global (re)insurance operations, investment strategies and strategic initiatives.  From 2005 to 2008 , Mr. White was General Counsel for Flagstone Reinsurance Limited (Bermuda).

Application of the Safe Harbor of the Private Securities Litigation Reform Act of 1995:

This press release contains, and Montpelier Re may from time to time make, written or oral “forward-looking” statements within the meaning of the United States federal securities laws, pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, that are not historical facts, including statements about our beliefs and expectations. All forward-looking statements are based upon current plans, estimates and projections. Forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and various risk factors, many of which are outside the Company’s control, that could cause actual results to differ materially from such statements. See “Risk Factors” contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, as filed with the Securities and Exchange Commission. In particular, statements using words such as “may,” “should,” “estimate,” “expect,” “anticipate,” “intend,” “believe,” “predict,” “potential,” or words of similar import generally involve forward-looking statements.

Important events and uncertainties that could cause the actual results, future dividends or future common share repurchases to differ include, but are not necessarily limited to: market conditions affecting our common share price; the possibility of severe or unanticipated losses from natural or man-made catastrophes; the effectiveness of our loss limitation methods; our dependence on principal employees; our ability to execute the business plan of our new insurance and reinsurance initiatives effectively, including the integration of those operations into our existing operations; increases in our general and administrative expenses due to new business ventures, which expenses may not be recoverable through additional profits; the cyclical nature of the reinsurance business; the levels of new and renewal business achieved; opportunities to increase writings in our core property and specialty reinsurance and insurance lines of business and in specific areas of the casualty reinsurance market; the sensitivity of our business to financial strength ratings established by independent rating agencies; the estimates reported by cedants and brokers on pro-rata contracts and certain excess of loss contracts where the deposit premium is not specified in the contract; the inherent uncertainties of establishing reserves for loss and loss adjustment expenses, particularly on longer-tail classes of business such as casualty; our reliance on industry loss estimates and those generated by modeling techniques; unanticipated adjustments to premium estimates; changes in the availability, cost or quality of reinsurance or retrocessional coverage; changes in general economic conditions; changes in governmental regulation or tax laws in the jurisdictions where we conduct business; our ability to assimilate effectively the additional regulatory issues created by our entry into new markets; the amount and timing of reinsurance recoverables and reimbursements we actually receive from our reinsurers; the overall level of competition, and the related demand and supply dynamics in our markets relating to growing capital levels in the reinsurance industry; declining demand due to increased retentions by cedants and other factors; the impact of terrorist activities on the economy; and rating agency policies and practices. These and other events that could cause actual results to differ are discussed in detail in “Risk Factors” contained in our annual report on Form 10-K for the year ended December 31, 2008, which we have filed with the Securities and Exchange Commission.

Montpelier undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

Source: Montpelier Re Holdings Ltd.